Net 1 UEPS Technologies, Inc. Announces Addition of Florian Wendelstadt of General
Atlantic LLC to the Board

     Johannesburg, South Africa (August 15, 2005) – Net 1 UEPS Technologies, Inc. (Net1) (Nasdaq: UEPS), a provider of electronic payment systems for the developing world, announced today that Florian Wendelstadt of General Atlantic LLC has joined its board of directors. General Atlantic, which completed a $75 million investment for secondary shares in conjunction with the Company’s recent NASDAQ listing, is a leading global private equity firm providing capital for growth companies where information technology or intellectual property is a key driver of growth. Wendelstadt is the head of General Atlantic’s London office.

      “Net1 has one of the strongest value propositions – governments, merchants, and individuals all stand to benefit tremendously from the opportunities afforded by the access to electronic payments and banking services that Net1 provides as compared to the limited options available in the cash-based environments that are typical of developing countries. We are looking forward to working with Net1’s management team in the years to come,” said Wendelstadt.

     "General Atlantic's investment is a strong endorsement of Net1’s leadership position in the industry and our vision for the future and Florian is a valuable addition to the board of directors,” said Dr. Serge Belamant, Net 1’s founder and Chief Executive Officer. “General Atlantic brings a network of global professional resources and extensive experience as a strategic advisor to technology-driven growth companies that will enhance our ability to continue to establish strategic partnerships on a global basis.”

     Jonathan Korngold, a Principal in General Atlantic’s London office who will serve as an observer on the board of directors, added that “Net1’s unique solution not only empowers individuals in developing economies to engage in cost-effective electronic transactions for the first time, but also significantly reduces the handling risks and widespread corruption typically associated with cash-based economies.”

About Net 1 U.E.P.S. Technologies, Inc.
     Net 1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net 1 believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net 1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net 1's system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net 1's system can be used for banking, health care management, international money transfers, voting and identification. For additional information, see www.net1ueps.com.

About General Atlantic
     General Atlantic LLC is a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth. The firm was founded in 1980 and has over $8 billion in capital under management. General Atlantic has invested in about 150 companies, with current holdings in approximately 50 companies of which nearly one-half are based outside the United States. The firm is distinguished within the investment community by its global strategy and worldwide presence, its commitment to provide sustained value-added assistance for its portfolio companies and its long-term approach. General Atlantic has nearly 70 global investment professionals among its 135 employees worldwide with offices in Greenwich, New York, Palo Alto, Washington, D.C., London, Düsseldorf, Singapore, Tokyo, Mumbai, Hong Kong, and São Paulo. For further information and a listing of GA's public and private portfolio companies see www.generalatlantic.com.

This announcement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may relate to future events or Net 1’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Net 1’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. Forward-looking statements in this press release should be evaluated together with the risks, uncertainties and other factors that affect Net 1’s business, particularly those mentioned in from time to time in Net 1’s SEC filings. Net 1 undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley
Net1 Investor Relations
(604) 484-8750 or Toll Free: (866) 412-NET1 (6381)
www.net1ueps.com